Exhibit 99.1

Pinnacle Foods Inc. Reports Fiscal Q3 Results with Strong Growth in Earnings

Exceptional Cash Flow Enables Debt Reduction and Interest Rate Step-Down

Parsippany, NJ, November 12, 2014 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the third quarter ended September 28, 2014 and tightened its EPS guidance range for the year. Net sales in the quarter increased 9% versus the third quarter last year, due to the benefit of the Wish-Bone acquisition and growth of the base business. Net earnings and diluted earnings per share advanced approximately 17%, on a pro forma basis excluding items affecting comparability, which are defined and reconciled in the tables that accompany this release.

Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased approximately 10% versus year-ago, driven by Wish-Bone and strength across the Company’s Leadership Brand portfolio. Excluding the benefit of Wish-Bone, net sales for North America Retail increased approximately 1%, and Pinnacle’s composite market share for the quarter increased versus year-ago.

Diluted earnings per share increased to $1.16 in the third quarter of 2014, compared to $0.35 in the year-ago period. Excluding items affecting comparability, on a pro forma basis, diluted earnings per share advanced 17% to $0.41, compared to diluted earnings per share of $0.35 in the year-ago period.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, "We continue to execute well, delivering another quarter of volume and market share growth. Our gross margin performance remained solid, despite higher-than-anticipated inflation and a highly competitive pricing environment, due to improved mix and robust productivity. Our strong cash flow performance enabled us to pay down debt, as we continue to focus rigorously on allocating our capital to drive long-term shareholder value."

The Company generated exceptional cash flow during the quarter, including both strong cash flow from operations and the benefit of a $163 million fee associated with the termination of its merger agreement with The Hillshire Brands Company. The fee, net of expenses, along with cash on hand, was used to reduce indebtedness by $200 million. This debt reduction, combined with the Company’s ongoing strong cash flow performance, enabled Pinnacle to achieve a net leverage ratio of 4.21x, resulting in a 25 basis point interest rate step-down on its term loans, effective immediately. On an annualized basis, the interest rate step-down reduces interest expense by approximately $5 million.

Third Quarter Consolidated Results

Net sales in the third quarter of 2014 increased 9.0% to $624.0 million, compared to net sales of $572.5 million in the third quarter of 2013. This performance reflected a 7.9% benefit from the Wish-Bone acquisition and a 2.5% increase from higher volume/mix, partially offset by lower net price realization of 1.2%, including a 0.4% unfavorable impact from a prior year insurance recovery. Also impacting the net sales comparison was unfavorable foreign currency translation of 0.2%.

North America Retail net sales increased 9.6% to $528.6 million in the third quarter of 2014, compared to net sales of $482.2 million in the year-ago period. This performance reflected a 9.1% benefit from the Wish-Bone acquisition and a 2.1% increase from higher volume/mix, partially offset by lower net realized price of 1.4%, including a 0.5% unfavorable impact from the year-ago insurance recovery. Also impacting the net sales comparison was unfavorable foreign currency translation of 0.2%.

Gross profit increased 4.1% to $163.9 million, or 26.3% of net sales, in the third quarter of 2014, compared to gross profit of $157.4 million, or 27.5% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 9.1% to $171.0 million and, as a percentage of net sales, gross profit was even with year-ago at 27.4%. This performance reflected improved productivity and favorable product mix, offset by the impacts of input cost inflation and lower net price realization, including the unfavorable impact of approximately 40 basis points related to the prior year insurance recovery.

Earnings before interest and taxes (EBIT) advanced significantly to $246.6 million in the third quarter of 2014, compared to $84.9 million in the third quarter of 2013, primarily driven by the benefit of the Hillshire termination fee. Excluding the termination fee and other items affecting comparability, EBIT on a pro forma basis increased approximately 19% to $101.9 million in the third quarter of 2014, compared to $85.9 million in the year-ago period, primarily reflecting the growth in gross profit and lower administrative expenses, partially offset by higher consumer marketing.

Adjusted EBITDA advanced 15.5% to $122.0 million in the third quarter of 2014, compared to $105.6 million in the third quarter of 2013. Adjusted EBITDA is a Non-GAAP measure defined below under "Non-GAAP Financial Measures," and is reconciled to net earnings in the tables that accompany this release.
Net interest expense for the quarter, on a pro forma basis excluding items affecting comparability, increased 29% to $24.8 million, driven by debt incurred with the Wish-Bone acquisition. On the same basis, the effective tax rate for the quarter declined to 38.2%, compared to 38.8% in the year-ago period.

Net earnings in the third quarter advanced to $136.0 million, compared to $40.7 million in the year-ago period, largely reflecting the benefit of the aforementioned termination fee. Excluding items affecting comparability, on a pro forma basis, net earnings for the third quarter increased approximately 17% to $47.6 million, compared to net earnings of $40.8 million in the year-ago period.
Net cash provided by operating activities totaled $226.1 million in the third quarter of 2014, compared to $29.6 million in the year-ago quarter. This performance reflected $75 million of cash flow from operations, due to the

Company’s ongoing aggressive management of working capital, combined with the net cash benefit of $151 million from the aforementioned termination fee.

Third Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment of $257.4 million in the third quarter of 2014 were essentially even with the year-ago period, reflecting higher volume/mix of 1.8%, offset by lower net realized price of 2.0%, including the 0.7% unfavorable impact from comparison against the aforementioned insurance recovery in the year-ago period.

Double-digit growth of Birds Eye Voila! skillet meals, due to distribution expansion and the continued momentum of the brand, and strong growth from Hungry-Man, driven by the success of the recently launched Hungry-Man Selects line, was largely offset by lower sales of Aunt Jemima breakfast products, including the impact of lapping the insurance recovery in the year-ago period. Birds Eye vegetables were down slightly in the quarter due to shipment timing, as retail consumption and market share remained strong.

During the quarter, the Company launched new varieties of Birds Eye Steamfresh and Birds Eye Chef’s Favorites, as well as new varieties of Voila! Family Size skillet meals. The Company also launched Mrs. Paul’s and Van de Kamp’s crab cakes and invested behind new packaging for Aunt Jemima pancakes and waffles, introducing the first re-sealable bag in the category.

EBIT for the Birds Eye Frozen segment declined approximately 1.5% to $44.3 million in the third quarter of 2014, compared to $45.0 million in third quarter of 2013. Excluding items affecting comparability, EBIT increased approximately 2.3% to $48.0 million. This growth in EBIT was despite lapping the $2.7 million impact of the prior year insurance recovery and largely reflected productivity savings and lower marketing expense, partially offset by higher logistics costs and packaging investments.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment advanced approximately 20.9% to $271.2 million in the third quarter of 2014, compared to $224.2 million in the year-ago period, due to a 19.5% benefit from the Wish-Bone acquisition and higher volume/mix of 2.5%, partially offset by lower net realized price of 0.7% and unfavorable foreign currency translation of 0.4%.

The growth in net sales was primarily driven by the Leadership Brands-namely, Wish-Bone salad dressings, Duncan Hines baking products, Vlasic pickles and Log Cabin syrups-as well as growth of the Foundation Brand portfolio, particularly Armour canned meats and Nalley and Brooks chili products.

During the quarter, the Company expanded its Duncan Hines baking mix portfolio, with the launch of several Limited Edition varieties for the fall bake season, including Decadent Pumpkin Spice Cupcake, Decadent Caramel Apple Cupcake and Duncan Hines Autumn Velvets, and also introduced Decadent Red Velvet brownie mix. The Company also launched a new line of Vlasic Bold & Spicy pickles into regional distribution.

EBIT for the Duncan Hines Grocery segment advanced 14% to $43.6 million in the third quarter of 2014, compared to $38.3 million in the year-ago period. Excluding items affecting comparability, EBIT advanced approximately 35% to $49.5 million, driven by the net sales growth, including the benefit of Wish-Bone, and productivity savings, partially offset by higher input costs and increased investment in consumer marketing.

Specialty Foods
Net sales for the Specialty Foods segment increased approximately 5.7% to $95.4 million in the third quarter of 2014, compared to $90.3 million in the third quarter of 2013, due to higher volume/mix of 4.8% and a 1.4% benefit from the Wish-Bone foodservice business, partially offset by lower net pricing of 0.5%. In addition to Wish-Bone, the net sales growth in the quarter was driven by private label canned meat.

EBIT for the Specialty Foods segment increased approximately 24% to $9.9 million in the third quarter of 2014, compared to $8.0 million in the third quarter of 2013. Excluding items affecting comparability, EBIT advanced approximately 32% to $10.7 million, driven by the growth in net sales and productivity savings, partially offset by higher input costs.

Outlook for the Balance of the Year
The Company continues to expect double-digit growth in adjusted EPS for fiscal 2014 and tightened its guidance range, from $1.70 - $1.75 per diluted share, to $1.71 - $1.74 per diluted share, or growth of 13% to 14% versus year-ago. This guidance reflects the following assumptions:

•
Input cost inflation for the year is now expected to approximate 2.5%, versus the approximately 2% previously expected. This inflation increase largely reflects higher than expected protein and freight costs, the latter driven by constrained trucking capacity in the industry.

•	Productivity for the year is now estimated at 3.5% to 4.0% of cost of products sold, representing the higher end of the Company’s previous 3.0% to 4.0% guidance range.

•	Overhead-related expenses will continue to be aggressively managed and are expected to decline as a percentage of sales for the year.

•	The effective tax rate for the year has been reduced to an expected range of 38.2% to 38.4%, reflecting the benefits realized in the first three quarters of 2014.

•	Diluted weighted average share count for the year remains estimated at approximately 117 million.

In addition, Pinnacle continues to expect its cash flow performance to remain strong for the balance of the year, with full year cash flow significantly exceeding year-ago, exclusive of the aforementioned termination fee benefit.

Conference Call Information
The Company will host an investor conference call on Wednesday, November 12, 2014 at 9:30AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866) 793-1344 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available, beginning November 12, 2014 at 1:00 PM (ET) until November

26, 2014, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1618983. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on March 6, 2014 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales	$624,011	$572,455	$1,885,850	$1,754,480
Cost of products sold	460,109	415,052	1,393,070	1,297,808
Gross profit	163,902	157,403	492,780	456,672

Marketing and selling expenses	41,722	40,866	133,820	134,002
Administrative expenses	24,979	25,304	75,574	93,189
Research and development expenses	3,120	2,709	8,478	7,825
Other expense (income), net	(152,549)	3,606	(143,723)	45,096
	(82,728)	72,485	74,149	280,112
Earnings before interest and taxes	246,630	84,918	418,631	176,560
Interest expense	24,879	19,595	73,770	107,878
Interest income	35	23	93	68
Earnings before income taxes	221,786	65,346	344,954	68,750
Provision for income taxes	85,829	24,661	132,665	35,108
Net earnings	$135,957	$40,685	$212,289	$33,642

Net earnings per share
Basic	$1.17	$0.35	$1.84	$0.32
Weighted average shares outstanding - basic	115,728	115,590	115,684	103,921
Diluted	$1.16	$0.35	$1.82	$0.32
Weighted average shares outstanding - diluted	117,004	116,348	116,899	105,978
Dividends declared	$0.235	$0.18	$0.655	$0.36

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars, except share and per share amounts)

	September 28, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$140,452	$116,739
Accounts receivable, net of allowances of $6,658 and $5,849, respectively	192,820	164,664
Inventories	395,067	361,872
Other current assets	5,496	7,892
Deferred tax assets	109,510	141,142
Total current assets	843,345	792,309
Plant assets, net of accumulated depreciation of $339,572 and $297,103, respectively	563,593	523,270
Tradenames	1,951,392	1,951,392
Other assets, net	157,592	186,125
Goodwill	1,637,645	1,628,095
Total assets	$5,153,567	$5,081,191

Current liabilities:
Short-term borrowings	$1,161	$2,437
Current portion of long-term obligations	11,692	24,580
Accounts payable	198,927	142,353
Accrued trade marketing expense	36,390	37,060
Accrued liabilities	102,320	99,755
Dividends payable	29,037	25,119
Total current liabilities	379,527	331,304
Long-term debt (includes $47,329 and $63,796 owed to related parties, respectively)	2,287,430	2,476,167
Pension and other postretirement benefits	41,265	49,847
Other long-term liabilities	28,636	24,560
Deferred tax liabilities	687,725	601,272
Total liabilities	3,424,583	3,483,150
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued and outstanding 117,286,852 and 117,231,853, respectively	1,173	1,172
Additional paid-in-capital	1,335,196	1,328,847
Retained earnings	410,834	275,519
Accumulated other comprehensive loss	(18,219)	(7,497)
Total shareholders' equity	1,728,984	1,598,041
Total liabilities and shareholders' equity	$5,153,567	$5,081,191

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Nine months ended
	September 28, 2014	September 29, 2013
Cash flows from operating activities
Net earnings	$212,289	$33,642
Non-cash charges (credits) to net earnings
Depreciation and amortization	59,976	57,683
Amortization of discount on term loan	1,865	720
Amortization of debt acquisition costs	3,043	3,378
Call premium on note redemptions	—	34,180
Refinancing costs and write off of debt issuance costs	1,879	19,668
Change in value of financial instruments	3,564	(192)
Equity-based compensation charge	8,386	5,616
Pension expense, net of contributions	(8,758)	(6,756)
Gain on sale of assets held for sale	(1,541)	(3,627)
Other long-term liabilities	1,809	(494)
Other long-term assets	—	—
Deferred income taxes	127,389	33,226
Changes in working capital
Accounts receivable	(28,422)	(25,275)
Inventories	(23,132)	(36,160)
Accrued trade marketing expense	(526)	(5,556)
Accounts payable	54,924	41,746
Accrued liabilities	(802)	(10,464)
Other current assets	673	392
Net cash provided by operating activities	412,616	141,727
Cash flows from investing activities
Payments for business acquisition	(11,769)	—
Capital expenditures	(82,684)	(62,722)
Proceeds from sale of plant assets	2,328	6,853
Net cash used in investing activities	(92,125)	(55,869)
Cash flows from financing activities
Net proceeds from initial public offering	—	623,929
Net proceeds from issuance of common stock	238	329
Repurchases of equity	—	(191)
Excess tax benefits on equity-based compensation	786	—
Taxes paid related to net share settlement of equity awards	(3,061)	—
Dividends paid	(72,985)	(20,831)
Proceeds from bank term loans	—	1,625,925
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(217,552)	(1,732,071)
Repurchase of notes	—	(899,180)
Proceeds from short-term borrowings	2,220	2,408
Repayments of short-term borrowings	(3,442)	(3,481)
Repayment of capital lease obligations	(2,707)	(2,320)
Debt acquisition costs	(258)	(12,491)
Net cash used in financing activities	(296,761)	(67,974)
Effect of exchange rate changes on cash	(17)	238
Net change in cash and cash equivalents	23,713	18,122
Cash and cash equivalents - beginning of period	116,739	92,281
Cash and cash equivalents - end of period	$140,452	$110,403

Supplemental disclosures of cash flow information:
Interest paid	$63,435	$91,577
Interest received	93	69
Income taxes paid	5,451	2,998
Non-cash investing and financing activities:
New capital leases	1,286	2,030
Dividends payable	29,037	21,354

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended September 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted
	September 28,	Other Restructuring	Non-Cash	Other	September 28,
	2014	Charges (2)	Items (3)	Adjustments	2014
Net sales	$624,011	$—	$—	$—	$624,011
Gross profit	$163,902	$2,749	$4,333	$—	$170,984
% of net sales	26.3%				27.4%

Marketing and selling expenses	$41,722	$(788)	$(187)	$—	$40,747
Administrative expenses	24,979	(1,766)	(392)	—	22,821
Research and development expenses	3,120	(77)	(88)	—	2,955
Other expense (income), net	(152,549)	155,073		—	2,524
	$(82,728)	$152,442	$(667)	$—	$69,047

Earnings before interest and taxes	$246,630	$(149,693)	$5,000	$—	$101,937

Interest expense, net	$24,844	$—	$—	$—	$24,844
Provision for income taxes	$85,829	$(58,323)	$1,938	$—	$29,444
% effective tax rate	38.7%				38.2%

Net earnings	$135,957	$(91,370)	$3,062	$—	$47,649

Diluted net earnings per share	$1.16				$0.41
Diluted weighted average outstanding shares	117,004				117,004

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$246,630	$(149,693)	$5,000	$—	$101,937
Depreciation	16,831	—	—	—	16,831
Amortization	3,187	—	—	—	3,187
EBITDA	$266,648	$(149,693)	$5,000	$—	$121,955

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents receipt of Hillshire merger termination fee, net of external advisory expense and employee incentives ($153.0MM), plant integration and restructuring charges ($2.0MM), expenses primarily related to the secondary offering of common stock ($0.8MM), and employee severance expense ($0.5MM).
(3) Represents unrealized mark-to-market losses ($3.3MM) resulting from hedging activities and employee stock compensation expense ($1.7MM) related to the termination of the Hillshire merger agreement.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Notes 1 and 2) Statement of Operations Amounts (unaudited)
For the three months ended September 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	September 29,	Other Restructuring	Non-Cash	Other	September 29,	Interest	Company	September 29,
	2013	Charges (3)	Items (4)	Adjustments	2013	Adjustments (2)	Costs (2)	2013
Net sales	$572,455	$—	$—	-	$572,455	$—	$—	$572,455
Gross profit	$157,403	$(388)	$(306)	$—	$156,709	—	$—	$156,709
% of net sales	27.5%				27.4%			27.4%

Marketing and selling expenses	$40,866	$(761)	$—		$40,105	$—	$—	$40,105
Administrative expenses	25,304	(730)	—	—	24,574	—	(200)	24,374
Research and development expenses	2,709	(9)	—	—	2,700	—	—	2,700
Other expense (income), net	3,606	—	—	—	3,606	—	—	3,606
	72,485	(1,500)	—	—	70,985	—	(200)	70,785

Earnings before interest and taxes	$84,918	$1,112	$(306)	$—	$85,724	—	$200	$85,924

Interest expense, net	$19,572	$—	$(256)	$—	$19,316	$—	$—	$19,316
Provision for income taxes	$24,661	$1,127	$(20)	$—	$25,768	$—	$78	$25,846
% effective tax rate	37.7%				38.8%			38.8%

Net earnings	$40,685	$(15)	$(30)	$—	$40,640	$—	$122	40,762

Diluted net earnings per share	$0.35				$0.35			$0.35
Diluted weighted average outstanding shares	116,348				116,348			116,348

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$84,918	$1,112	$(306)	$—	$85,724	—	$200	$85,924
Depreciation	15,786	—	—	—	15,786	—	—	15,786
Amortization	3,872	—	—	—	3,872	—	—	3,872
EBITDA	$104,576	$1,112	$(306)	$—	$105,382	—	$200	$105,582

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents a $2.9MM gain on sale of Tacoma, WA location, restructuring charges of ($2.5MM), employee severance ($0.8MM), along with acquisition, IPO, and other expenses ($0.7MM).
(4) Represents unrealized mark-to-market losses resulting from hedging activities ($0.3MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the nine months ended September 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Nine Months Ended	Merger and	Other		Adjusted
	September 28,	Other Restructuring	Non-Cash	Other	September 28,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$1,885,850	$—	$—	$—	$1,885,850
Gross profit	$492,780	$6,412	$4,597	$—	$503,789
% of net sales	26.1%				26.7%

Marketing and selling expenses	$133,820	$(788)	$(187)	$—	$132,845
Administrative expenses	75,574	(2,604)	(392)	(169)	72,409
Research and development expenses	8,478	(77)	(88)	—	8,313
Other expense (income), net	(143,723)	152,987	—	—	9,264
	$74,149	$149,518	$(667)	$(169)	$222,831

Earnings before interest and taxes	$418,631	$(143,106)	$5,264	$169	$280,958

Interest expense, net	$73,677	$—	$18	$—	$73,695
Provision for income taxes	$132,665	$(55,761)	$2,035	$66	$79,005
% effective tax rate	38.5%				38.1%

Net earnings	$212,289	$(87,345)	$3,211	$103	$128,258

Diluted net earnings per share	$1.82				$1.10
Diluted weighted average outstanding shares	116,899				116,899

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$418,631	$(143,106)	$5,264	$169	$280,958
Depreciation	49,428	—			49,428
Amortization	10,548				10,548
EBITDA	$478,607	$(143,106)	$5,264	$169	$340,934

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents receipt of Hillshire merger termination fee, net of external advisory expense and employee incentives ($151.0MM), plant integration and restructuring charges ($5.7MM), expenses primarily related to the secondary offering of common stock and acquisitions ($1.2MM), and employee severance expense ($1.0MM).
(3) Represents unrealized mark-to-market losses ($3.6MM) resulting from hedging activities and employee stock compensation expense ($1.7MM) related to the termination of the Hillshire merger agreement.
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Notes 1 and 2) Statement of Operations Amounts (unaudited)
For the nine months ended September 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Nine Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	September 29,	Other Restructuring	Non-Cash	Other	September 29,	Interest	Company	September 29,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	Costs (2)	2013
Net sales	$1,754,480	$—	$—	$—	$1,754,480	$—	$—	$1,754,480
Gross profit	$456,672	$3,756	$(280)	$—	$460,148	—	$—	$460,148
% of net sales	26.0%				26.2%			26.2%

Marketing and selling expenses	$134,002	$(5,321)	$—	$—	$128,681	$—	$—	$128,681
Administrative expenses	93,189	(3,014)	—	(19,179)	70,996	—	200	71,196
Research and development expenses	7,825	(129)	—	—	7,696	—	—	7,696
Other expense (income), net	45,096	—	—	(34,180)	10,916	—	—	10,916
	280,112	(8,464)	—	(53,359)	218,289	—	200	218,489

Earnings before interest and taxes	$176,560	$12,220	$(280)	$53,359	$241,859	—	$(200)	$241,659

Interest expense, net	$107,810	$—	$(256)	$(22,467)	$85,087	$(25,763)	$—	$59,324
Provision for income taxes	$35,108	$5,283	$60	$20,513	$60,964	$10,047	$(78)	$70,933
% effective tax rate	51.1%				38.9%			38.9%

Net earnings	$33,642	$6,937	$(84)	$55,313	$95,808	$15,716	$(122)	111,402

Diluted net earnings per share	$0.32				$0.9	—		$0.96
Diluted weighted average outstanding shares	105,978				105,978	10,634		116,612

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$176,560	$12,220	$(280)	$53,359	$241,859	—	$(200)	$241,659
Depreciation	46,067	—			46,067			46,067
Amortization	11,616				11,616			11,616
EBITDA	$234,243	$12,220	$(280)	$53,359	$299,542	—	$(200)	$299,342

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents restructuring charges related to plant closures ($6.5MM), employee severance ($3.7MM), business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business ($3.6MM), along with IPO and acquisition related expenses ($1.3MM), partially offset by a +$2.9MM gain on sale of the Tacoma, WA facility.
(4) Represents unrealized mark-to-market gains resulting from hedging activities ($0.3MM).
(5) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($19.2MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO. Interest expense of $22.5MM includes charges associated with the 2013 refinancing, such as write offs of deferred financing costs, original issue discount and financing fees.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three and nine months ended September 28, 2014 and September 29, 2013 (thousands)

	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales - Reported
Birds Eye Frozen	$257,405	$257,973	$797,871	$794,464
Duncan Hines Grocery	271,171	224,214	826,038	690,243
North America Retail	528,576	482,187	1,623,909	1,484,707
Specialty Foods	95,435	90,268	261,941	269,773
Total	$624,011	$572,455	$1,885,850	$1,754,480

Earnings before interest & taxes - Reported
Birds Eye Frozen	$44,312	$45,009	$128,108	$130,462
Duncan Hines Grocery	43,615	38,265	132,637	97,399
Specialty Foods	9,938	8,026	23,358	21,087
Unallocated corporate expenses	148,765	(6,382)	134,528	(72,388)
Total	$246,630	$84,918	$418,631	$176,560

Adjustments (Non-GAAP - See separate table)
Birds Eye Frozen	$3,703	$1,922	$4,044	$5,167
Duncan Hines Grocery	5,866	(1,536)	10,237	5,269
Specialty Foods	808	132	861	312
Unallocated corporate expenses	(155,073)	282	(152,818)	54,543
Total	$(144,696)	$800	$(137,676)	$65,291

Earnings before interest & taxes - Adjusted (Non-GAAP - See separate discussion and tables)
Birds Eye Frozen	$48,015	$46,931	$132,152	$135,629
Duncan Hines Grocery	49,481	36,729	142,874	102,668
Specialty Foods	10,746	8,158	24,219	21,399
Unallocated corporate expenses	(6,308)	(6,100)	(18,290)	(17,845)
Total	$101,934	$85,718	$280,955	$241,851

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and nine ended September 28, 2014 and September 29, 2013
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended		Nine months ended
	September 28, 2014	September 29, 2013	September 28, 2014		September 29, 2013
Birds Eye Frozen
Restructuring charges	$—	$1.6	$—		$3.5
Employee severance	0.2	0.4	0.4		1.8
Unrealized mark-to-market (gain)/loss	1.5	(0.2)	1.6		(0.1)
Hillshire merger termination-related employee compensation expense	1.7	—	1.7		—
Other	0.3	0.1	0.3		—
Total Birds Eye Frozen	$3.7	$1.9	$4.0		$5.2

Duncan Hines Grocery
Wish-Bone acquisition related charges	$—	$—	$0.4		$—
Restructuring charges	2.0	(1.7)	5.7		3.8
Employee severance	0.3	0.3	0.5		1.6
Unrealized mark-to-market (gain)/loss	1.5	(0.1)	1.5		(0.1)
Hillshire merger termination-related employee compensation expense	1.7	—	1.7		—
Other	0.4	—	0.4		—
Total Duncan Hines Grocery	$5.9	$(1.5)	$10.2		$5.3

Specialty Foods
Employee severance	$—	$0.1	$—		$0.3
Unrealized mark-to-market (gain)/loss	0.3	—	0.3		—
Hillshire merger termination-related employee compensation expense	0.3	—	0.3		—
Other	0.2	—	0.3		—
Total Specialty Foods	$0.8	$0.1	$0.9	—	$0.3

Unallocated Corporate Expenses
Hillshire Merger Termination Fee, net	$(155.1)	$—	$(153.0)		$—
Premiums paid on redemption of Senior Notes	—	—	—		34.2
Blackstone management/advisory fee	—	—	—		19.2
Other	—	0.3	0.2		1.1
Total Unallocated Corporate Expenses	$(155.1)	$0.3	$(152.8)		$54.5